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                                   EXHIBIT 99
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REPORT OF INDEPENDENT AUDITORS



To the Shareholders and Board of Directors
United Community Financial Corp.

We have audited the accompanying consolidated statement of financial condition of United Community Financial Corp. and subsidiaries as of December 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for the years ended December 31, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain a reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of United Community Financial Corp. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for the years ended December 31, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.



/s/ Deloitte and Touche LLP

Cleveland, OH
January 24, 2001